Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2026, (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Cocrystal Pharma, Inc. and subsidiaries as of December 31, 2025 and 2024, and for the years then ended, appearing in the Annual Report on Form 10-K of Cocrystal Pharma, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California
April 23, 2026